EXHIBIT 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2022 Financial Results

– Declares $0.14 Per Share Quarterly Dividend –

WINTER PARK, Fla.—(BUSINESS WIRE)—November 4, 2022—Ruth’s Hospitality Group, Inc. (the “Company”) (Nasdaq: RUTH) today reported unaudited financial results for its third quarter ended September 25, 2022 and provided a business update.

Third Quarter Highlights (1)

●	Total restaurant sales in the third quarter increased 8.5% compared to 2021 driven by comparable sales growth and incremental sales from six new restaurants that opened over the last 12 months.

o	Third quarter comparable sales increased 2.9% versus 2021 and 11.2% versus 2019.

o	Third quarter average weekly sales were $107.5 thousand in 2022 compared to $102.8 thousand in 2021 and $93.4 thousand in 2019. (2)

●

Franchise income in the third quarter of 2022 was $4.9 million compared to $4.7 million in the third quarter of 2021.  Third quarter 2022 comparable restaurant sales at franchisee-owned restaurants increased 4.1% compared to 2021.

●

Food and beverage costs, as a percentage of restaurant sales, decreased 257 basis points to 31.7% compared to the third quarter of 2021.  Total beef costs decreased 14% compared to the third quarter of 2021.

●	Net income in the third quarter of 2022 was $5.5 million, or $0.16 per diluted share, compared to net income of $6.9 million, or $0.20 per diluted share, in the third quarter of 2021.

o

Net income in the third quarter of 2022 included a $270 thousand income tax benefit related to the impact of discrete income tax items.  Net income in the third quarter of 2021 included a $16 thousand employee retention payroll tax credit, which reduced restaurant operating expenses, and a $29 thousand income tax expense related to the impact of discrete income tax items.

o

Excluding these items, non-GAAP adjusted earnings per common share was $0.16 in the third quarter of 2022, compared to a non-GAAP adjusted earnings per common share of $0.20 in the third quarter of 2021.  The Company believes that non-GAAP adjusted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

1.	In order to assist with the review of our quarterly and annual results, we have provided an additional comparison to the same period in 2019 for some of our financial measures.
2.	Average Weekly Sales is an average of restaurant sales for all Company-owned restaurants.

CEO Comments

Cheryl Henry, President, Chief Executive Officer and Chairperson of the Board of the Company commented, “Our solid third quarter performance is a direct testament to the hard work and dedication of our team members, supported by early benefits from our digital transformation.” Henry added, “We believe the demand for the Ruth’s Chris experience remains strong, as exhibited by our three successful new restaurant openings in the quarter.  Looking to the future, our capital position is secure and we remain committed to investing in the long-term growth of the business.”

Business and Development Update

The Company opened three new Company-owned restaurants during the third quarter in Worcester, MA, Long Beach, CA and Melville, NY.

The Company recently signed a lease for a new restaurant in Jupiter, FL and currently expects to open at least five Company-owned or managed restaurants in 2023.

Quarterly Cash Dividend

The Company’s Board of Directors declared a quarterly dividend of $0.14 per share payable on December 2, 2022 to shareholders of record as of the close of business on November 18, 2022.

Share Repurchase Program

Year to date through October 31, 2022, the Company has repurchased approximately 1.1 million of its shares for $19.6 million, at an average price of $17.61 per share.

Financial Outlook

Based on current information and its most recent projections, Ruth’s Hospitality Group, Inc. is providing its updated outlook for the following 2022 operating measures:

●	Fiscal year 2022 restaurant labor expense improvement of approximately 200 basis points (as a percentage of restaurants sales) compared to 2019

●	Fiscal year 2022 marketing and advertising expenses are expected to be between $17 and $18 million

●	Fiscal year 2022 general and administrative costs are expected to be between $37 and $38 million

●	Effective income tax rate of 16% to 17%

●	Fiscal year 2022 capital expenditures of $45 to $48 million

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss third quarter 2022 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl J. Henry, President, Chief Executive Officer and Chairperson of the Board, and Kristy Chipman, Chief Financial Officer and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 201-689-8470. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 13732782. The replay will be available until Friday, November 11, 2022. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with more than 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “likely result,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to restaurant closures and re-openings, new restaurant openings and acquisitions or closures, capital expenditures, strategy, financial outlook, liquidity outlook, our effective tax rate, and the impact of healthcare inflation and recent accounting pronouncements, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: the negative impact the COVID-19 pandemic has had and will continue to have on our business, financial condition and results of operations; reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; impacts from the conflict in Ukraine, including potential supply disruptions; changes in economic conditions, including inflationary concerns, interest rate increases and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; political conditions, civil unrest or other developments and risks in the markets where the Company’s restaurants are located; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; gains or losses on lease modifications; the impact of litigation; the restrictions imposed by the Company’s credit agreement; changes in, or the suspension or discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; and the inability to secure additional financing on terms acceptable to the Company. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021, and the Company’s other filings with the Securities and Exchange Commission (“SEC”).  Such filings are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - Preliminary and Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2022	2021	2022	2021

Revenues:
Restaurant sales	$105,792	$97,537	$345,264	$283,339
Franchise income	4,906	4,742	14,766	13,062
Other operating income	2,041	1,908	7,488	5,980
Total revenues	112,739	104,187	367,518	302,381
Costs and expenses:
Food and beverage costs	33,505	33,401	108,079	87,929
Restaurant operating expenses	53,084	46,030	161,964	129,013
Marketing and advertising	3,419	2,436	13,082	7,661
General and administrative costs	9,372	7,721	27,939	23,691
Depreciation and amortization expenses	5,535	4,985	15,462	15,131
Pre-opening costs	1,093	581	2,718	1,185
Loss on legal settlement	—	—	6,000	—
Loss on impairment	—	—	—	394
Total costs and expenses	106,008	95,154	335,244	265,004
Operating income	6,731	9,033	32,274	37,377
Other income (expense):
Interest expense, net	(434)	(678)	(998)	(3,109)
Other	53	(18)	116	61
Income before income taxes	6,350	8,337	31,392	34,329
Income tax expense	852	1,398	5,146	5,854
Net income	$5,498	$6,939	$26,246	$28,475

Basic earnings per share	$0.17	$0.20	$0.79	$0.83

Diluted earnings per share	$0.16	$0.20	$0.78	$0.82

Shares used in computing net income per common share:
Basic	33,135,562	34,421,570	33,418,376	34,367,518
Diluted	33,459,508	34,592,930	33,729,577	34,606,611
Dividends declared per common share	$0.14	$—	$0.40	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP adjusted earnings per common share. This non-GAAP measurement was calculated by excluding the impact of an employee retention payroll tax credit, accelerated stock compensation and severance payments, a loss on legal settlement, loss on impairment and restaurant closure costs and certain discrete income tax items. We exclude the impact of the employee retention payroll tax credit, accelerated stock compensation and severance payments, a loss on legal settlement, loss on impairment and restaurant closure costs and certain discrete income tax items to improve comparability of diluted earnings per common share between periods. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2022	2021	2022	2021
GAAP Net income	$5,498	$6,939	$26,246	$28,475
GAAP Income tax expense	852	1,398	5,146	5,854
GAAP Income from continuing operations before income taxes	6,350	8,337	31,392	34,329
Adjustments:
Employee retention credit	—	(16)	—	(381)
Accelerated stock compensation and severance payments	—	—	—	445
Loss on legal settlement	—	—	6,000	—
Loss on impairment and restaurant closure costs	—	—	—	394
Adjusted net income before income taxes	6,350	8,321	37,392	34,787
Adjusted income tax expense (1)	(852)	(1,394)	(6,646)	(5,969)
Impact of excluding certain discrete income tax items	(270)	29	(274)	(145)
Non-GAAP Net income	$5,228	$6,956	$30,472	$28,673

GAAP Diluted earnings per common share	$0.16	$0.20	$0.78	$0.82

Non-GAAP Adjusted earnings per common share	$0.16	$0.20	$0.90	$0.83

Weighted-average number of common shares outstanding - diluted	33,459,508	34,592,930	33,729,577	34,606,611

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.